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                          BOARD OF DIRECTORS RESOLUTION
                                       OF
                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                              ADOPTED JULY 24, 1996

96-21 RESOLVED, That the chief executive officer of Lincoln Life & Annuity Company of New York (the "Company") is hereby authorized in his discretion from time to time to extablish one or more separate investment accounts in accordance with the provisions of the New York Insurance Law, for such purpose or purposes as he may determine and as may be appropriate under the New York Insurance Law; and

     RESOLVED FURTHER, That if in the opinion of legal counsel of the Company, it is necessary or desirable to register any of such accounts under the Investment Company Act of 1940 or to register a security issued by any such account under the Securities Act of 1933, or to make application for exemption from registration, the chief excecutive officer or such other officers as he may designate are hereby authorized to accomplish any such registration or to make any such application for exemption, and to perform all other acts as may be desirable or necessary in connection with the conduct of business of the Company with respect to any such account.

                 ESTABLISHMENT OF SEGREGATED INVESTMENT ACCOUNT
                                       OF
                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

     Pursuant to the authority given me by Resolution No. 96-21 of the Board of Directors of Lincoln Life & Annuity Company of New York (the "Company") dated July 24, 1996, I hereby establish a segregated investment account designated as "Lincoln Life & Annuity Flexible Premium Variable Life Account Y" (the "Separate Account"). The Separate Account is to be used in connection with the issuance by the Company of certain variable life insurance policies (the "Policies").

     The Separate Account will be registered as a unit investment trust with the Securities and Exchange Commission ("SEC") and shall invest in shares of investment companies which are registered with the SEC.

     The establishment and operation of the Separate Account will be in accordance with the applicable provisions of the New York Insurance Code ("NYIC") and all rules and regulations issued pursuant thereto. In particular, but not by way of limitation, the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct and which has no specific relation to or dependence upon the Separate Account. The Policies issued in connection with the Separate Account are subject to review by the Commissioner of Insurance of the State of New York.

     The Separate Account's investment objectives, contracts, and limitations shall be in accordance with (1) the registration statement for the Policies filed with the SEC under the Securities Act of 1933, and (2) applicable provisions of NYIC and all other applicable legal requirements.

                              /s/ Lorry J. Stensrud
                              ---------------------
                              Lorry J. Stensrud
                              President and Chief Executive Officer

Effective Date: January 8, 2002